The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company

The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company

The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.

Investor Contact: Dennis E. McDaniel, 513-870-2768

CINF-IR@cinfin.com

Media Contact: Joan O. Shevchik, 513-603-5323

Media_Inquiries@cinfin.com

Cincinnati Financial Corporation Expands Board
With Appointment of Independent Director

Cincinnati, November 15, 2013 – Cincinnati Financial Corporation (Nasdaq: CINF) – Cincinnati Financial Corporation’s board of directors, at today’s regular meeting, added a 16th seat, appointing David P. Osborn, CFA, to the board and as a member of its audit and investment committees, effective immediately.

Osborn is president of Osborn Rohs Williams & Donohoe LLC, an independent registered investment advisory firm in Cincinnati. He leads the firm’s dividend growth strategy team, drawing on his 30 years of experience as an investment professional to manage a robust portfolio, client services and investment research. He earned his Bachelor of Science in Business from Miami University in Oxford, Ohio. He is a past president of the CFA Society of Cincinnati and has served on a number of advisory boards, including: ArtsWave, Beechwood Home Foundation, Contemporary Arts Center, College of Mount St. Joseph and Seven Hills School.

Steven J. Johnston, president and chief executive officer, commented: “David’s experiences developing investment strategies in the arena of dividend growth make him an ideal candidate for our board. As an independent business owner, David can identify with many of our commercial policyholders, bringing that viewpoint into board discussions. His skills complement the strengths of our current board of directors, enhancing the value we create for shareholders.”

Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.
Mailing Address:	Street Address:
P.O. Box 145496	6200 South Gilmore Road
Cincinnati, Ohio 45250-5496	Fairfield, Ohio 45014-5141

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